UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	August 17, 2012

Net Element, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51108	20-0715816
(State or other jurisdiction of incorporation)	(Commission (File Number)	(I.R.S. Employer Identification No.)

1450 S. Miami Avenue, Miami, FL	33130
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(305) 507-8808

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 17, 2012, OOO TOT Money (which is a subsidiary of Net Element, Inc.) ("TOT Money") entered into a Credit Agreement (together with related and ancillary agreements, collectively, the "Agreement") with Alfa-Bank. Pursuant to the Agreement, Alfa-Bank agreed to provide a line of credit to TOT Money with the credit line limit set at 300 million Russian rubles (or approximately US$9,348,707 based on the currency exchange rate as of the close of business on August 17, 2012). The interest rate on the initial amount borrowed under the Agreement is 3.55% per annum. Alfa-Bank has the unilateral right to change the interest rate on amounts borrowed under the Agreement from time to time in the event of changes in certain market rates or in Alfa-Bank's reasonable discretion, provided that the interest rate may not exceed 14% per annum. Interest must be repaid on a monthly basis on the 25th of each month. Amounts borrowed under the Agreement must be repaid within six months of the date borrowed. The duration of the line of credit is set from August 17, 2012 through May 21, 2014.

The Agreement requires TOT Money to establish and maintain a deposit account with Alfa-Bank with a minimum balance of 150% of the average value of liabilities on outstanding credit products provided to TOT Money by Alfa-Bank. TOT Money's obligations under the Agreement are secured by a pledge of TOT Money's deposits in such deposit account and by a guarantee given by AO SAT & Company. AO SAT & Company is an affiliate of Kenges Rakishev, a director of Net Element, Inc.

The financial obligations of TOT Money under the Agreement may be increased in the following circumstances, among others: (i) in case of delay in repayment of loans, Alfa-Bank may charge TOT Money a penalty of 0.2% of the defaulted obligation for each day of delay, but not less than double the refinancing rate; (ii) in case of late payment of interest, Alfa-Bank may charge TOT Money a penalty of 0.2% of the defaulted obligation for each day of delay, but not less than double the refinancing rate; and/or (iii) in the event TOT Money fails to maintain the required minimum balance in its deposit account with Alfa-Bank, then Alfa-Bank has the right to require TOT Money to pay a penalty of 0.5% of the amount by which the actual balance in such account is below the required minimum balance.

The financial obligations of TOT Money under the Agreement may be accelerated in the following circumstances, among others: (i) if there is any delay in payment of any accrued interest and/or fees; (ii) if any loans under the Agreement are not repaid on the dates when due; (iii) if TOT Money fails to provide certain required information and/or documents to Alfa-Bank; (iv) if certain bankruptcy or insolvency proceedings are initiated or similar events occur; (v) if TOT Money terminates or modifies its business; (vi) if TOT Money transfers or encumbers its property without Alfa-Bank's written consent; (vii) if certain significant changes occur in TOT Money's management; (viii) if TOT Money violates the terms of the Agreement or the related pledge agreement or other ancillary agreements; (ix) if TOT Money's financial position deteriorates; and/or (x) if AO SAT & Company violates the terms of its guarantee agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement or a Registrant.

The disclosures contained under Item 1.01 are incorporated herein by this reference.

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Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Credit Agreement dated August 17, 2012 between Alpha-Bank and OOO TOT Money
10.2	Agreement of Property Rights Pledge dated August 17, 2012 between Alpha-Bank and OOO TOT Money

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET ELEMENT, INC.

Date: August 23, 2012	By:	/s/ Jonathan New
	Name:	Jonathan New
	Title:	Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
10.1	Credit Agreement dated August 17, 2012 between Alpha-Bank and OOO TOT Money
10.2	Agreement of Property Rights Pledge dated August 17, 2012 between Alpha-Bank and OOO TOT Money